Provident Energy Trust Managers to Discuss Expansion into Midstream Business
NEWS RELEASE NUMBER 22-03	September 10, 2003

CALGARY, ALBERTA - Provident Energy Trust's (Provident) (TSX-PVE.UN; AMEX-PVX) senior management will discuss the trust's expansion into the midstream business and the acquisition of the Redwater Natural Gas Liquids (NGL) Processing System on a conference call and webcast on Thursday, September 11 at 8:00 a.m. (MDT).

The conference call may be accessed by dialing 416-695-9757 in the Toronto area and 1-877-789-0089 for all other areas of Canada and the United States. Please request the Provident conference call, reservation no. T445931C. Please call in five to 10 minutes prior to the scheduled start time. A live webcast will also be available on Provident's website at www.providentenergy.com. A replay of the conference call will be available until October 11 on the Provident website and by dialing 416-252-1143 or 1-866-518-1010. Provident Energy Trust is a Calgary-based, open-ended energy income trust that owns and manages an oil and gas production business and a midstream business. Provident's energy portfolio is located in some of the more stable and predictable producing regions in Western Canada. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact:
Jennifer Pierce
Senior Manager
Investor Relations and
Communications
Phone (403) 231-6736

Corporate Head Office:	Phone: (403) 296-2233	www.providentenergy.com
700, 112 - 4th Avenue S.W.	Toll Free: 1-800-587-6299	info@providentenergy.com
Calgary, Alberta	Fax: (403) 261-6696
Canada T2P 0H3

DRAFT IV

The Redwater NGL System